                                                                    EXHIBIT 5(d)

                                    FORM OF

                               MONEY MARKET FUND


                             SUB-ADVISORY AGREEMENT


     Agreement made as of November 21, 1997 (the "Agreement") between MainStay Management, Inc., a Delaware corporation (the "Manager"), and New York Life Insurance Company, a mutual life insurance company organized under the laws of the state of New York (the "Sub-Adviser") (the "Agreement").

     WHEREAS, the Manager has entered into a Management Agreement, dated November 21, 1997 (the "Management Agreement"), with MainStay Institutional Funds Inc. (the "Company"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of the Money Market Fund (the "Fund"), a series of the Company;

     WHEREAS, under the Management Agreement, the Manager has agreed to provide certain investment advisory and related administrative services to the Fund;

     WHEREAS, the Management Agreement permits the Manager to delegate certain of its investment advisory duties under the Management Agreement to a sub-adviser; and

     WHEREAS, the Manager desires to retain the Sub-Adviser to furnish certain investment advisory services with respect to the Fund and the Sub-Adviser is willing to furnish such services;

     NOW, THEREFORE, the parties agree as follows:

I.   Appointment.  The Manager hereby appoints the Sub-Adviser as an investment
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     sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

II.  Duties as Sub-Adviser. Subject to the supervision of the Board of Directors
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     of the Company and the Manager, the Sub-Adviser shall manage the investment operations of the Fund and the composition of the portfolio of the Fund, including the purchase, retention and disposition thereof, in accordance with the investment objectives, policies and restrictions of the Fund, as specified in the currently effective Prospectus (as hereinafter defined) and statement of additional information and subject to the following understandings:

     A. The Sub-Adviser shall provide supervision of the Fund's investments and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the Fund's assets will be invested or held uninvested as cash.

     B. The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement.

     C. The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus (each as hereinafter defined) of the Company and with the instructions and directions of the Board of Directors and the Manager and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

     D. The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Company's Registration Statement and Prospectus (each as hereinafter defined) or as the Board of Directors may direct from time to time. It is recognized that, in providing the Fund with investment supervision or the placing of orders for portfolio transactions, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that none of the Fund, the Company, the Manager nor the Sub-Adviser has adopted a formula for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Sub-Adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Company's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with its services to other clients.

          On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

      E. The Sub-Adviser shall maintain all books and records with respect to the Fund's securities transactions required by sub-paragraphs (b)(5),
          (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the Rules thereunder and shall render to the Manager and to the Company's Directors such periodic and special reports as the Manager or the Directors may reasonably request.

      F. The Sub-Adviser shall provide the Fund's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

III.  Sub-Adviser Personnel. The Sub-Adviser shall authorize and permit any of
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      its directors, officers and employees who may be elected or appointed as Directors or officers of the Company to serve in the capacities in which they are elected or appointed. Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of such directors, officers, or employees.

IV.   Books and Records. The Sub-Adviser shall keep the Fund's books and records
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      required to be maintained by it, pursuant to paragraph 2 hereof. The Sub-Adviser agrees that all records which it maintains for the Fund are the property of the Fund, and it will surrender promptly to the Fund any of such records upon the Fund's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Commission under the 1940 Act any such records as are required to be maintained by the Sub-Adviser pursuant to paragraph 2 hereof.

V.    Services Not Exclusive. The services furnished by the Sub-Adviser
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      hereunder are not to be deemed exclusive and the Sub-Adviser shall be free to furnish similar or different services to others so long as its services under this Agreement are not impaired thereby.

VI.   Documents.  The Manager has delivered to the Sub-Adviser copies of each of
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      the following documents and will deliver to it all future amendments and supplements, if any:

      A. Articles of Incorporation of the Company, filed with the Secretary of State of Maryland (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time, are herein called the "Articles of Incorporation");

      B. By-Laws of the Company (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

      C. Certified Resolutions of the Board of Directors of the Company authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

      D. Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Fund and the Fund's Shares and all amendments thereto;

      E. Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

      F. Prospectus and Statement of Additional Information of the Fund (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus").

VII.  Expenses. During the term of this Agreement, the Sub-Adviser will bear all
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      expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Company, the Fund or the Manager.

VIII. Compensation. For the services provided and the expenses assumed by the
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      Sub-Adviser pursuant to this Agreement, the Manager, not the Company or the Fund, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of 0.10% of the Fund's average daily net assets.

IX.   Standard of Care. Subject to the applicable law, the Sub-Adviser shall not
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      be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

X.    Duration and Termination.  This Agreement shall continue in effect for a
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      period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually with respect to the Fund in conformity with the requirements of the 1940 Act and the Rules thereunder. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Directors or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Sub-adviser, (b) by the Manager at any time without penalty upon sixty
      (60) days' written notice to the Sub-Adviser or immediately upon material breach by the Sub-Adviser or immediately if, in the reasonable judgment of the Manager, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, or (c) by the Sub-Adviser at any time without penalty, upon sixty (60) days' written notice to the Fund. This Subadvisory Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act) or the assignment or termination of the Management Agreement.

XI.   Other Business. Nothing in this Agreement shall limit or restrict the
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      right of any of the Sub-Adviser's directors, officers, or employees who may also be a Director, officer, or employee of the Company to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

XII.  Amendment. No provision of this Agreement may be changed, waived,
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      discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved (i) by a vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party, and (ii) by a vote of a majority of the Fund's outstanding voting securities (unless in the case of (ii), the Company receives an SEC order or no-action letter permitting it to modify the Agreement without such vote).

XIII. Governing Law.  This Agreement shall be governed by and construed in
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      accordance with the laws of the State of New York.

XIV.  Notice. Any notice or other communication required to be given pursuant to
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      this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Morris Corporate Center I, Building A, 300 Interpace Parkway, Parsippany, New Jersey 07054; or (2) to the Sub-Adviser at 51 Madison Ave., New York, NY 10010.

XV.   Miscellaneous. The captions in this Agreement are included for convenience
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      of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                           MAINSTAY MANAGEMENT, INC.



                           By:____________________________________
                              Name:
                              Title:


                           NEW YORK LIFE INSURANCE COMPANY



                           By:____________________________________
                              Name:
                              Title: